Exhibit 99.5

CONTACT:	J.D. McGraw, President & COO
Nova Energy Holding, Inc.
+1 713 869 6682
or
Michelle Clark
Halliburton Investor Relations
+1 972 458 8000

Nova Elects Financial Leader to Board of Directors

HOUSTON, TX – August 9, 2006 – Nova Energy Holding, Inc. (OTC: NVAO) announced today that it has elected John Reiland to its board of directors. Mr. Reiland brings rich management experience in finance and operations to the post.

Mr. Reiland is currently employed by Sanders Morris Harris Group as a senior financial analyst, where he works on special assignments involving portfolio companies. In addition to Nova’s board, Mr. Reiland also serves on the board of directors for Ronco Corp. and for New England Pantry, Inc.

“John is brilliant with financial strategy for public companies,” said Kenneth Hern, Nova’s Chairman and Chief Executive Officer. “Having someone with his business and finance acumen will be a tremendous asset to the board. We’re very pleased to have him join us and know he brings a lot to the table.”

Mr. Reiland formerly served as chief financial officer for U.S. Dataworks, Inc., a developer of payment software focused on the financial services market and also on federal, state and local governments; and for NEON Systems, Inc., where he helped manage the development of an independent software vendor focused on mainframe to client server middleware. He served as president and chief executive officer for Service IQ, where he was recruited to supervise the development of wireless information software. He previously served in senior financial leadership roles with Charter Communications International, Inc., Motor-Columbus AG, Deeptech International, Inc., and Houston International Teleport.

“I’m pleased to join Nova’s board of directors,” Mr. Reiland said. “Having worked in the financial sector for nearly 30 years, including 15 years in the energy industry, I was attracted to Nova’s expanding role in the biodiesel fuel industry. Nova’s proprietary process in refining biodiesel fuel can make a world of difference to our environment, and we hope to whittle away at our country’s dependence on foreign oil sources.”

Mr. Reiland will serve as the chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. The company’s board now consists of seven members, including five independent directors.

About Nova Energy Holding, Inc.

Nova Energy Holding, Inc. is currently the trade name for Nova Oil, Inc. and the company intends to change its name in the near future. Nova is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova can be found at www.novaenergyholding.com.